SEVENTH AMENDMENT TO THE

RUBY TUESDAY, INC. STOCK INCENTIVE AND

DEFERRED COMPENSATION PLAN FOR DIRECTORS

THIS SEVENTH AMENDMENT is made on this 11th day of July, 2007 by Ruby Tuesday, Inc. a corporation duly organized and existing under the laws of the State of Georgia (hereinafter called the “Primary Sponsor”).

WITNESSETH:

WHEREAS, the Primary Sponsor maintains the Ruby Tuesday, Inc. Stock Incentive and Deferred Compensation Plan for Directors (the “Plan”) under an amended and restated indenture which became effective as of September 28, 1994; and

WHEREAS, the Primary Sponsor now wishes to amend the Plan to make certain changes determined to be necessary or desirable following the issuance of final regulatory guidance issued by the Internal Revenue Service under Section 409A of the Internal Revenue Code.

NOW, THEREFORE, the Primary Sponsor does hereby amend the Plan, effective as of January 1, 2007, as follows:

1.	By adding the following new Section 1.1(aa):

(a)       “1.1(aa) ‘Termination from Service’ means the Participant’s separation from service with the Company and its affiliates as contemplated under Code Section 409A(a)(2)(A)(i) for reasons other than death. Whether a Termination from Service takes place is determined based on the facts and circumstances surrounding the termination of the Participant’s service relationship and whether there is an intent for the Participant to provide significant services for the Company or any affiliate following such termination.”

2.	By deleting existing Section 2.4 in its entirety and substituting therefor the following:

“2.4     Eligibility. Any member of the Board of Directors who is not an employee of the Company shall be a Participant. A Participant shall cease to be eligible for continued participation in the Plan as of the date the Participant ceases to serve upon the Board of Directors. A Participant who ceases to be eligible to participate in the Plan will no longer be eligible to make further deferrals under the Plan pursuant to Section 4, but shall continue to be subject to all other terms of Sections 4 and 5, and related ancillary provisions, until the Participant’s Deferred Compensation Account is fully paid. Any deferral election under Section 4 then in effect as of the date the Participant ceases to be eligible to participate in the Plan will be cancelled immediately following the close of the fiscal quarter in which the Participant’s eligibility ceases, subject to any restrictions on the implementation of the cancellation under Code Section 409A, including any regulatory guidance issued thereunder.”

3.	By deleting existing Section 4 in its entirety and substituting therefor the following:

“SECTION 4  DEFERRAL OF COMPENSATION

4.1	Deferral to Deferred Compensation Accounts.

(a)       Each Participant may elect to defer his or her Nonretainer Compensation and/or Retainer Compensation, each in twenty-five percent (25%) increments to his or her Deferred Compensation Account. An election to defer Compensation hereunder shall be in writing and shall be made prior to the first day of each Plan Year for which such Compensation shall be earned. Except as provided in Section 4.1(b), all elections to defer Compensation under this Section 4.1 shall be irrevocable as of the last day of the Plan Year immediately preceding the Plan Year for which it is effective and may only be made pursuant to an agreement between the Participant and the Company, which shall be in such form and subject to such rules and limitations as the Plan Administrator may prescribe and shall specify the amount of the Compensation of the Participant that the Participant desires to defer.

(b)       Notwithstanding the provisions of Section 4.1(a), in the case of the first year a Participant becomes eligible to defer Compensation hereunder, such election must be made no later than thirty (30) days following the date the Participant becomes eligible to participate in the Plan, but only with respect to Compensation payable for services to be performed after the election is made. All elections to defer Compensation under this Section 4.1(b) shall be irrevocable as of the last day of the applicable thirty (30) day period. A Participant who has ceased to be eligible to participate in the Plan may be treated as a new Participant in accordance with Section 4.1(a) only if the Participant has not been eligible to participate in the Plan (other than with respect to the receipt of earnings credits under Section 5.3) for a period of at least twenty-four (24) months.

4.2           Revocation of Elections.A Participant may not revoke or modify an election made pursuant to Plan Section 4.

4.3           Revocation of Prior Elections. Participants’ deferral elections under the Plan, Old Plan or under the Prior Plan, as applicable, shall continue to be effective until a Participant makes a timely new deferral election under Plan Section 4.1. Any previously outstanding deferral election shall be deemed to be revoked by any new, timely deferral election.”

4.	By deleting existing Section 5 and substituting therefor the following:

“SECTION 5  DEFERRED COMPENSATION ACCOUNTS

5.1       Establishment of Accounts. A Deferred Compensation Account shall be established for each Participant and each Prior Participant.

5.2       Crediting of Deferrals. A Participant's Deferred Compensation Account shall be credited with that portion of the Participant's Compensation that the Participant has elected to defer to his or her Deferred Compensation Account pursuant to Plan Section 4.1 as of the date such Compensation would otherwise have been paid to the Participant.

5.3       Crediting Income. Each Deferred Compensation Account shall be credited as of the last day of each fiscal quarter of the Company with an assumed rate of income equal to the then prevailing rate payable with respect to ninety (90) day U.S. Treasury Bills, based on the weighted average balance of such account during such fiscal quarter.

5.4       Distribution of Accounts.

(a)       Amounts credited to a Participant’s Deferred Compensation Account shall be distributed in either a single lump sum or annual installments (not to exceed five (5)), as designated by the Participant or the Prior Participant in his or her initial election under the Plan, Prior Plan or Old Plan, as applicable. A Participant’s one-time payment election pursuant to this Plan Section 5.4 must be made no later than the date his or her election pursuant to Section 4.1 becomes irrevocable. A Participant may not revoke or modify an election made pursuant to this Plan Section 5.4.

(b)       If an election pursuant to Section 5.4(a) is not validly in effect, the Participant’s Deferred Compensation Account shall be paid in a lump sum in the calendar month following the calendar month in which the Participant experiences his or her Termination from Service.

(c)       Distribution of a Deferred Compensation Account shall be made (in the case of a lump sum payment) or commence (in the case of installment payments) in the calendar month immediately following the Participant’s or the Prior Participant’s seventieth (70th) birthday, or, if earlier, the January 15 or July 15 immediately following the date of the Participant’s Termination from Service. However, if the Participant or Prior Participant so elects in his or her one-time payment election under the Plan, Prior Plan or Old Plan, as applicable, the distribution (in the case of a lump sum payment) or the commencement of the distribution (in the case of installment payments) of the Participant’s or Prior Participant’s Deferred Compensation Account shall occur on any January 15 or July 15 subsequent to his or her Termination from Service as the Participant may elect in his or her one-time payment election; provided, however, that no such election shall have the effect of delaying the payment or commencement of payment (as applicable) beyond a Participant’s or Prior Participant’s seventieth (70th) birthday. If a Participant elects to have his or her Deferred Compensation Account distributed in installments, the amount of the first installment shall be a fraction of the value of the Participant’s Deferred Compensation Account, the numerator of which is one and the denominator of which is the total number of installments elected, and the amount of each subsequent installment shall be a fraction of the value (including income credited pursuant to Section 5.3) on the date preceding each subsequent payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.

5.5       Distribution upon Death. In the event of the death of a Participant or Prior Participant prior to the date on which he or she is entitled to the commencement of payments of his or her Deferred Compensation Account in full, the value of such Deferred Compensation Account shall be determined as of the day immediately following the Participant’s or Prior Participant’s death and such amount shall be distributed in a single lump sum payment to the Participant’s or Prior Participant’s designated beneficiary and payment shall be made in the calendar month following the calendar month in which the Participant died. Upon the death of a Participant on or after the date on which he or she is entitled to the commencement of payments of his or her Deferred Compensation Account, the Participant’s designated beneficiary shall be entitled to receive the unpaid portion of the Participant’s Deferred Compensation Account. These payments shall be made according to the manner and method by which payments were payable to the Participant.

5.6       Statement of Account. During March and September of each Plan Year, each Participant and Prior Participant shall be provided with statements of his or her Deferred Compensation Account as of the end of the third and first fiscal quarters of the Company, respectively.

5.7       Participant's Rights Unsecured. The right of any Participant or Prior Participant to receive future distributions under the provisions of Plan Section 5 shall constitute an unsecured claim against the general assets of the Company.”

5.	By deleting existing Section 7.5 and substituting therefor the following:

“7.5     Termination and Amendment of the Plan

(a)       The Board of Directors at any time may amend or terminate the Plan without stockholder approval; provided, however, that the Board of Directors may condition any amendment on the approval of stockholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. No termination, modification or amendment of the Plan, without the consent of a Participant who has been awarded a Stock Incentive or with respect to whom amounts have been credited to a Deferred Compensation Account, shall adversely affect the rights of that Participant under such Stock Incentive or with respect to such Deferred Compensation Account.

(b)       Notwithstanding the provisions of Section 7.5(a), the Company reserves the right to:

(i)        amend the Plan in any respect solely to comply with the provisions of Code Section 409A so as not to trigger any unintended tax consequences prior to the distribution of benefits provided herein;

(ii)       pay the lump sum value of Participants’ Deferred Compensation Accounts if the Company determines that such payment benefits will not constitute an impermissible acceleration of payments under one of the exceptions provided in Treasury Regulations Section 1.409A-3(j)(4)(ix), or any successor guidance; in such an event, payment shall be made at the earliest date permitted under such guidance; and/or

(iii)      make payments hereunder before such payments are otherwise due if it determines that the provisions of the Plan fail to meet the requirements of Code Section 409A and the rules and regulations promulgated thereunder; provided, however, that such payment(s) may not exceed the amount required to be included in income as a result of such failure to comply the requirements of Code Section 409A and the rules and regulations promulgated thereunder.”

Except as specifically amended hereby, the Plan shall remain in full force and effect prior to this Seventh Amendment.

IN WITNESS WHEREOF, the Primary Sponsor has caused this Seventh Amendment to be executed on the day and year first above written.

RUBY TUESDAY, INC.

By:	/s/ Samuel E. Beall, III

Title:	Chairman, Chief Executive Officer and President

ATTEST:

By:	/s/ Scarlett May

Title:	Secretary

[CORPORATE SEAL]